Exhibit 10.3

September 20, 2007

Daniel Harrington

NCR Corporation

Dear Dan:

I am delighted to extend to you an offer of employment with Teradata Corporation as Executive Vice President, Technology and Support Services, effective immediately after Teradata separates from NCR Corporation on October 1, 2007 (your “Start Date”). In this position you will report directly to me and will be considered a Section 16 Officer of Teradata. Other details of this offer are as set forth below.

Annual Base Salary – Your annual base salary will be Three Hundred Sixty Thousand Dollars ($360,000) per year, commencing on the Start Date. Your base salary will be paid in accordance with the Company’s usual payroll practice, which is anticipated to be bi-weekly and one week in arrears.

Your compensation will be reviewed from time to time for adjustment as appropriate in the judgment of the Compensation and Human Resource Committee of Teradata’s Board of Directors (the “Compensation Committee”).

Annual Incentive Award – You will be eligible to participate in Teradata Corporation’s Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of Teradata Corporation in meeting annual performance objectives. You will be eligible for a target award of 75% of your base salary and a maximum award of 150% of your base salary. The actual award payable remains subject to the discretion of the Compensation Committee, and the award for 2007 will be based upon the number of months you are in this position during the year.

For the portion of 2007 you were employed by NCR Corporation, you will also be paid any amounts due to you under the NCR Sales Compensation Plan.

As part of your previous position, you were eligible for a Revenue Growth Bonus in addition to your NCR Sales Compensation Plan. This bonus was originally designed to award $100,000 (gross) for each 8% of Teradata Division’s revenue growth beginning in 2007, continuing for a three year period, with a review at the end of 2009 to determine award continuation. As a result of the spin off and your appointment to your new role at Teradata as Executive Vice President, Technology and Support Services, effective October 1, 2007, you will no longer be eligible for this bonus at the time you assume your new role. However, you will be eligible to receive a revenue growth bonus from NCR that is pro-rated for the first three (3) quarters of 2007 and based on Teradata Division’s actual growth results from Q3 2006 to Q3 2007 compared to the 8% growth target. See Attachment B for an example of the calculation methodology.

Equity Grant – Contingent upon your acceptance of this offer, you will be granted an equity award with a total value of $500,000 to be delivered 50% in Performance-Based Restricted Stock Units and 50% in Stock Options. The effective date of the grant will be on or as soon as practicable following the Start Date (“Equity Effective Date”). The methodology for converting the dollar value of the award into a number of units and options will be provided to you at a later date. This grant will be awarded under the Teradata Stock Incentive Plan which is not effective until Teradata becomes an independent company. Therefore, the grant is also subject to the separation of NCR and Teradata occurring and the Teradata Stock Incentive Plan going into effect.

Change in Control – In your new position, you will be an eligible participant in Tier II of Teradata’s Change in Control Severance Plan for Executive Officers. Subject to the terms and conditions of that plan, in the event of a qualified Change-In-Control (as defined in the plan), you will receive a severance benefit of two times your base salary and bonus. This plan is subject to amendment or termination by Teradata in accordance with the terms of the plan.

Vacation – At Teradata Corporation, you will be eligible for the same number of weeks of paid vacation in 2007 as you were while employed by NCR Corporation. Vacation days used at NCR prior to your Start Date will be deducted from your available 2007 vacation time at Teradata.

Health and Welfare Benefits – Effective upon your Start Date and for the remainder of 2007, you will continue to be eligible to receive health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage on substantially similar terms and at the same cost to you as you did while employed by NCR Corporation. You will have the opportunity to change your benefit elections for 2008 through Teradata’s flexible benefits program during open enrollment in late 2007.

Additionally, you will be eligible to participate in the Teradata Savings Plan (401(k)) and other programs generally available to U.S. employees of Teradata. Information about each program will be provided in future communications.

Non-Competition – By signing this letter, you agree that during your employment with Teradata and for a twelve (12) month period after termination of employment for any reason (the “Restricted Period”), you will not yourself or through others, without the prior written consent of the Teradata Board of Directors, (1) render services directly or indirectly to any “Competing Organization” (as defined in this paragraph) involving the development, manufacture, marketing, sale, advertising or servicing of any product, process, system or service upon which you worked or in which you participated during the last two (2) years of your Teradata employment; (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of Teradata, its subsidiaries or affiliates to terminate his or her employment with or otherwise cease his or her relationship with Teradata, its subsidiaries or affiliates; or (3) solicit the business of any firm or company with which you worked during the last two (2) years of your Teradata employment, including customers of Teradata. For purposes of this letter, “Competing Organization” means any organization identified by Teradata’s CEO each year for purposes of non-competition provisions in Teradata benefit plans that refer to “Competing Organizations,” as well as any subsidiaries or affiliates of such companies, even if such subsidiaries or affiliates become stand-alone companies as a result of a spin-off,

IPO or similar restructuring transaction. The current list of Competing Organizations is set forth in Attachment A to this letter.

Confidentiality and Non-Disclosure – You agree that during the term of your employment with Teradata and thereafter, you will not, except as you deem necessary in good faith to perform your duties hereunder for the benefit of Teradata or as required by applicable law, disclose to others or use, whether directly or indirectly, any “Confidential Information” regarding Teradata. “Confidential Information” shall mean information about Teradata, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by Teradata, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records); (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (iii) information regarding the skills and compensation of other employees of Teradata, its subsidiaries and affiliates; and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission (the “SEC”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to Teradata, and that such information gives Teradata a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to Teradata all documents, slides, computer tapes, disks and other media (and all copies thereof) containing any Confidential Information.

Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this letter (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for the protection of Teradata’s legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You acknowledge that you have had a full and fair opportunity to be represented by counsel in this matter and to consider these restrictions prior to your execution of this letter. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits under this letter, and all other consideration provided to you under this letter. You further acknowledge and agree that if you breach the Restrictive Covenants, Teradata will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, Teradata may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Arbitration – Any controversy or claim related in any way to this letter or your employment with Teradata (including, but not limited to, any claim of fraud or misrepresentation or any claim with regard to your participation in a Change In Control Severance Plan, if applicable), shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if you are the prevailing party, you shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

The Company agrees to cooperate with you to amend this letter to the extent you deem necessary to avoid imposition of any additional tax under Section 409A of the Internal Revenue Code (and any Department of Treasury regulations promulgated thereunder), but only to the extent such amendment would not have a more than de minimus adverse effect on the Company.

Notwithstanding any other provision of this letter, the Company may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

This letter reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject, including all prior agreements on compensation or bonuses (it being understood that this letter will not supersede but will be in addition to any restrictive covenants to which you may otherwise be subject). This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at Teradata is by mutual consent (employment-at-will), and the Company or you may discontinue your employment with or without cause at any time and for any reason or no reason.

Dan, I am excited about the contributions, experience and knowledge you can bring to Teradata. I look forward to you joining my leadership team as we build Teradata’s future success.

Sincerely

/s/ Mike Koehler
Mike Koehler
President & Chief Executive Officer
Teradata Corporation

/s/ Daniel Harrington	9/24/2007
Agreed and Accepted	Date
Daniel Harrington

ATTACHMENT A

COMPETING ORGANIZATIONS

DatAllegro

Dell Inc.

Fujitsu

Greenplum Network

Hitachi, Ltd.

HP

IBM

Microsoft

Netezza

Oracle Corporation

SAP

SAS

Satyam Computer Services Ltd.

Sun Microsystems

The Tata Group

Unica Corporation (CRM app)

Wipro Technologies

ATTACHMENT B

Revenue Growth Bonus Calculation Methodology

	Actual Sept 2006	Estimate Sept 2007
Total Revenue * (M)	$1,103	$1,217
Growth % Required per Plan		8%
Actual Growth		10%

% of Attainment (10%/8%)		125%

Revenue Growth Bonus Target		$100,000
x % of Attainment		$125,000
x pro-ration for 3 quarters of 2007		0.75

Estimated Payout		$93,750

*	Revenue = solution + annuity

The above is an estimate only. Actual calculations will be made after September 2007 results are final.